Free Writing Prospectus
Registration Statement Nos. 333-221595; 333-221595-01
Dated September 15, 2020
Filed pursuant to Rule 433

Morgan Stanley

STRUCTURED INVESTMENTS

Digital Notes (Uncapped)

Uncapped Digital Notes allow investors to express a bullish view on one or more underlying assets, subject to a one-time payment at maturity of a digital amount or uncapped underlying performance thereafter. Investors may also receive limited protection against negative performance of the underlying when the notes are held to maturity.

Hypothetical Terms

Maturity	5 Years
Digital Payment	32% uncapped thereafter[1]
Digital Payment Threshold	100% of initial
Buffer	20%
Minimum Payment at Maturity	20% of Principal[2]
Interest	None

[1]Applicable only if the final value of the underlier is greater than the initial value of the underlier
[2]Investors can lose up to 80% of initial investment

Hypothetical Payoff Profile


+
0%
-
Payment at Maturity
Digital Payment
Digital Payment Threshold
Buffer Zone
Uncapped Digital Note
Underlier
0%
% Change in Underlier Value
-
+

Hypothetical Returns at Maturity

Underlier Price Return	Payment at Maturity	Uncapped Digital Note Return
+55%	100% upside participation in underlier performance	+55%
+5%	Digital Payment amount is payable, note outperforms direct investment in the underlier*	+32%
-10%	Note is redeemed for stated principal amount	0%
-30%	Note is redeemed with loss of principal proportionate to the percentage decline in the underlier beyond the buffer amount	-10%

*Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity
All payments are subject to the credit risk of the issuer (and the guarantor, if applicable)
The example above is based on the hypothetical terms in order to illustrate how the Uncapped Digital Notes might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See "Selected Risk Considerations" below.

• The amount payable on the Uncapped Digital Notes is not linked to the value of the underlier at any time other than the valuation date(s). • Investing in Uncapped Digital Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Uncapped Digital Notes. • The Uncapped Digital Notes will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Uncapped Digital Notes. • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. About Uncapped Digital Notes At maturity, If the final value of the underlier is greater than the Digital Payment amount, investors will receive the stated principal amount plus 1% for every 1% of upside performance of the underlier. If the final value of the underlier is greater than the initial value, but at or below the Digital Payment Threshold amount, investors will receive the stated principal amount plus the Digital Payment amount. If the final value of the underlier is less than the Digital Payment Threshold, the investment will lose 1% for every 1% decline beyond the buffer amount. Investor Profile Uncapped Digital Notes are for investors who seek an equity index - based return and who are willing to risk a portion of their principal and forgo current income in exchange for the potential of receiving the fixed upside return or full upside participation in the underlier, as well as some downside principal protection through the buffer feature. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Uncapped Digital Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Uncapped Digital Notes. • Uncapped Digital Notes do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The market price of the Uncapped Digital Notes will be influenced by many unpredictable factors. • Uncapped Digital Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Uncapped Digital Notes. Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.